UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 29, 2017

 AMERICAN RAILCAR INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

North Dakota	000-51728	43-1481791
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Clark Street
St. Charles, Missouri	63301
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (636) 940-6000
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

£	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
£	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
£	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
£	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2017, pursuant to the terms of the employment agreement between American Railcar Industries, Inc. (ARI or the Company) and Jeffrey S. Hollister, the President and Chief Executive Officer of the Company, the employment agreement and Mr. Hollister’s employment with the Company terminated.

On December 29, 2017, the board of directors of the Company appointed John O’Bryan as President and Interim Chief Executive Officer of ARI, effective as of January 1, 2018. Mr. O’Bryan, 51, has been serving the Company as Senior Vice President and Chief Commercial Officer since June 2017. Mr. O’Bryan has 28 years of rail industry experience in transportation services, logistics, and fleet management. Mr. O’Bryan served as Chief Executive Officer of American Railcar Leasing, LLC between June 2014 and June 2017. From January 2009 to May 2014, Mr. O’Bryan served as President at Mitsui Rail Capital, where he was responsible for strategic leadership and management of all commercial and operating activities. Prior to Mitsui, Mr. O’Bryan held senior-level positions at Rescar, Inc., including roles as Chief Operating Officer and Chief Financial Officer, GE Capital, including roles within sales, marketing and quality and CSX Corporation, including roles in sales, marketing and operations. Mr. O’Bryan holds an MBA in International Business and Finance from the University of North Florida, a B.S. in Marketing from Jacksonville University, was previously licensed as a CPA in Illinois and completed the Advanced Management Program at The University of Chicago.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 2, 2018		American Railcar Industries, Inc.

	By:	/s/ Luke M. Williams
	Name:	Luke M. Williams
	Title:	Senior Vice President, Chief Financial Officer and Treasurer